Pricing Supplement dated October 9, 1996             Rule 424(b)(3)
(To Prospectus dated May 24, 1996 and            File no. 33-61383
Prospectus Supplement dated May 24, 1996)

                      NEW PLAN REALTY TRUST

                  Medium-Term Note - Fixed Rate
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Face Amount:                            $49,000,000
Issue Price:                            100%
Interest Rate:                          5.95%
Interest Payment Dates:                 November 2 and May 2, commencing on
                                        November 2, 1996
Regular Record Dates:                   October 18 and April 17
Stated Maturity Date:                   November 2, 2026
Denominations (if other than
$1000 and integral multiples thereof):

Trade Date:                             October 4, 1996
Original Issue Date:                    October 9, 1996
Net Proceeds to Issuer:                 $48,972,070
Agent's Commission:                     .057%
Name of Agent:                          Salomon Brothers Inc.
Agent acting in the capacity indicated below:

           ___  As Agent

            x   As Principal
           ---

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Day Count Convention:
        x  30/360 for the period from October 9, 1996
           to November 2, 2026

       ___ Actual/360 for the period from          to

       ___ Actual/Actual for the period from       to

       ___ Other (see attached)                    to

Redemption:
        x  The Notes cannot be redeemed prior to the Stated
       --- Maturity Date.
       ___ The Notes may be redeemed prior to Stated Maturity
           Date.
           Initial Redemption Date:
           Initial Redemption Percentage:    %
           Annual Redemption Percentage Reduction:    % until
                 Redemption Percentage is 100% of the Principal
                 Amount.

Repayment:

       ___ The Notes cannot be repaid prior to the Stated
           Maturity Date.

        x  The Notes can be repaid prior to the Stated Maturity
       --- Date at the option of the holder of the Notes.
           Optional Repayment Date(s): with 30 calendar days notice, on November 2, 1998 and on November 2, 2006
           Repayment Price:   at par

Original Issue Discount:       ___ Yes      _X_  No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrued Period:

	x
Form:  ---  Book-entry         ___ Certified